Exhibit 1

HealthTab™ to Power NHS Pilot

Bringing Cholesterol-Lowering Injections to U.K. Community Pharmacies

VANCOUVER, BRITISH COLUMBIA – November 27, 2025) – AVRICORE HEALTH INC. (TSXV: AVCR) (the “Company” or “Avricore”) is pleased to announce HealthTab™ is being deployed in a new pilot launched by Barts Health NHS Trust, in collaboration with UCL Partners and the British Heart Foundation (BHF), to deliver inclisiran cholesterol-lowering injections through community pharmacies.

Key Highlights

●	HealthTab™ enters secondary-prevention care inside the NHS — a major expansion from screening into therapy-linked workflows.

●	Integration with Ortus-iHealth connects HealthTab directly into hospital clinical systems, positioning the platform as core infrastructure for NHS pharmacy-based care.

●	Inclisiran pilot validates HealthTab as a trusted technology partner inside a high-profile cardiovascular program.

●	Significantly expands HealthTab’s addressable market by enabling participation in long-term lipid management pathways.

●	Strengthens Avricore’s position in U.K. community pharmacy networks, aligning perfectly with NHS policy to shift chronic-condition management into pharmacies.

Supported by a £198,000 BHF grant, the pilot reflects growing momentum toward decentralizing cardiovascular therapy delivery and reducing hospital burden by shifting appropriate services into community pharmacies, while better supporting people with long-term conditions closer to home. The initiative builds on the ELoPE-CVD programme, which aims to expand access to preventive heart care in local communities and optimise lipid management for patients at highest cardiovascular risk.

HealthTab Integration with Ortus-Health Platform

A major advancement enabling this new pathway is the integration of HealthTab™ with the Ortus-iHealth platform, which allows pharmacy-generated results to flow directly into hospital clinical systems. This connectivity complements HealthTab’s existing integration with the NHS App (via Patient Knows Best), ensuring data is instantly available to both specialist clinicians and patients within established NHS digital pathways.

From Primary to Secondary Prevention – HealthTab’s Expanding Role

HealthTab has transformed primary prevention by making early cardiometabolic testing fast, reliable and accessible in pharmacies. This pilot now brings HealthTab into secondary prevention, enabling community pharmacies to safely deliver and monitor advanced lipid-lowering therapy for patients already living with cardiovascular disease. This is a major expansion of the platform’s role, placing HealthTab at the heart of pharmacy-based treatment delivery (initiation, administration, monitoring).

“Bringing inclisiran injections into community pharmacies is an important milestone for cardiovascular care, and we’re proud that HealthTab is helping make it possible,” said Rodger Seccombe, CEO of Avricore Health. “We started by empowering pharmacies to identify risk through point-of-care testing. Now, by integrating with the Ortus platform and linking into specialist teams, HealthTab is enabling those same pharmacies to play a meaningful role in secondary prevention and long-term condition management.”

HealthTab™ Supporting Pharmacy-Led Delivery of Inclisiran

The pilot will evaluate how community pharmacies can:

●	Administer inclisiran injections traditionally delivered in hospital lipid clinics
●	Initiate therapy sooner for patients awaiting specialist care
●	Identify at-risk patients through pharmacy-based cholesterol testing powered by HealthTab™
●	Provide structured follow-up and monitoring as part of an integrated, long-term lipid management pathway

The NHS has set out a clear ambition to prevent up to 150,000 heart attacks, strokes and cases of dementia over the next decade by improving detection and management of high-risk conditions including high cholesterol. They also commit to increasing the role of community pharmacies in the management of long-term conditions and linking them more tightly into shared digital records.

A Major Step Forward in Platform Expansion

Strengthens HealthTab’s Position Inside NHS Clinical Pathways

●	Being deployed within a major cardiovascular programme highlights HealthTab’s role as a trusted platform for community-based diagnostics and workflow support, spanning both primary and secondary prevention.

Integration With Ortus Enhances Platform Value

●	Connecting HealthTab™ to hospital clinical systems through Ortus moves the platform beyond diagnostics into fully integrated care-team support, helping to create the kind of interoperable, shared record infrastructure envisioned in the NHS’ 10-year agenda.

Supports Expansion Into Treatment-Linked Workflows

●	The ability to support therapy initiation, administration and monitoring, in addition to screening and testing, expands HealthTab’s relevance and value for each deployed site and positions community pharmacies as key partners in long-term cardiovascular condition management.

HealthTab™ at the Core of Scalable, Integrated POCT

HealthTab™ is a complete, turnkey solution for community-based POCT networks, combining best-in-class instruments, cloud software, standardized workflows, and comprehensive training and support. At its center is a secure, cloud-based platform that seamlessly connects point-of-care analyzers, patient results, and QC data into a unified digital infrastructure for distributed testing environments.

This fully integrated approach ensures quality-assured testing, consistent data capture across all locations, and real-time analytics for public-health reporting and performance monitoring, while dramatically reducing implementation complexity for participating sites.

Commitment to Quality and Accuracy

HealthTab™ is designed to meet the highest standards of analytical performance and reliability. Through its partnership with CEQAL Inc., a world-leading reference method laboratory and member of the CDC Cholesterol Reference Method Laboratory Network (CRMLN), HealthTab operates a comprehensive quality management program that mirrors the rigour of accredited clinical laboratories.

The program includes centralized lot monitoring of reagents, internal quality-control procedures, regular external quality-assessment (EQA) events, and expert oversight services to support the accuracy, consistency, and traceability of results to internationally recognized reference standards across participating sites.

About Avricore Health Inc.

Avricore Health Inc. (TSXV: AVCR) is a pharmacy service innovator focused on acquiring and developing early-stage technologies aimed at advancing pharmacy practice and patient care. Through its flagship offering HealthTab™, a wholly owned subsidiary, the Company’s mission is to make actionable health information more accessible to everyone by creating the world’s largest network of rapid testing devices in community pharmacies.

Contact:

Avricore Health Inc.

info@avricorehealth.com

avricore.com

Cautionary Note Regarding Forward-Looking Statements

Information in this press release that involves Avricore Health’s expectations, plans, intentions, or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. Avricore Health generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. In this press release, forward-looking statements include statements regarding: the completion of the placement and the expected timing thereof and the Company’s expected use of proceeds from the placement; the unique features that the HealthTab™ platform offers to pharmacists and patients. Forward-looking statements reflect the then-current expectations, beliefs, assumptions, estimates and forecasts of Avricore Health’s management. The forward-looking statements in this press release are based upon information available to Avricore Health as of the date of this press release. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of Avricore Health and are subject to a few risks, uncertainties, and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations, including without limitation: failure to meet regulatory requirements; changes in the market; potential downturns in economic conditions; and other risk factors described in Avricore’s public filings. These forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update them publicly to reflect new information or the occurrence of future events or circumstances, unless otherwise required to do so by law.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news report.